EXHIBIT 4.28
SPONSORED RESEARCH AGREEMENT

Made in Jerusalem this 23rd day of June, 2011

BETWEEN:

YISSUM RESEARCH DEVELOPMENT COMPANY
OF THE HEBREW UNIVERSITY OF JERUSALEM
Hi Tech Park
Edmond J. Safra Campus
Givat Ram
Jerusalem, 91390, Israel

(hereinafter referred to as “Yissum”);
of the one part;

AND BETWEEN:
BIOLINERX, LTD.
19 Hartum Street
P. O. Box 45158
Har Hotzvim Industrial Park
Jerusalem, 91480, Israel

(hereinafter referred to as the “Company”);
of the other part;

WHEREAS,	The Company is in the business of identifying, evaluating and in-licensing promising drug product candidates and planning, managing and implementing drug development programs; and

WHEREAS,	The Company and Yissum have entered into a License Agreement dated June 23, 2011 (the “License Agreement”); and

WHEREAS,
The Company wishes to fund certain Research (as defined hereunder) relating to various aspects of the Know-How in accordance with the Research Plan, and Yissum has agreed to procure the conduct of such Research from the Research Team at the University, all in accordance with the terms hereof;

THEREFORE THE PARTIES, INTENDING TO BE LEGALLY BOUND, HEREBY AS FOLLOWS:

1.           Recitals and Definitions

(a)           The recitals hereto constitute an integral part hereof.

(b)           In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include all other genders.

(c)           In this agreement the following expressions shall have the meanings appearing alongside them, unless the context otherwise requires.  Terms not specifically defined herein shall have the meaning attributed thereto in the License Agreement between the parties.

“Research” means the research, which shall be carried out and conducted in the University subject to and as generally set forth in the Research Program under the supervision of the Researchers.

“Researchers” means Professor Hermona Soreq and or such other person as determined and appointed from time to time by Yissum to supervise and to perform the Research in accordance with the Research Program.

“Research Fee” means the research fee as detailed in Appendix “B”.

“Research Period” means the two (2) year period set forth in the Research Program for the performance of the Research and any extension thereto agreed upon between the Parties in writing.

“Research Program” means the research program relating to the planned performance of the Research attached hereto as Appendix “A”, and any modifications or additions thereto agreed upon from time to time between the parties in writing.

“Research Results” means any patents, patent applications, information, material, results, devices and know-how discovered or acquired by, or on behalf of, members of the Research Team in the course of the performance of the Research during the Research Period.

“Research Team” means the Researchers and those researchers, scientists, students and technicians working at the University’s facilities under the Researchers’ direction on the Research.

2.           The Research and its Performance

(a)           Yissum shall procure the conduct of the Research in accordance with the Research Program during the Research Period. The Research will be directed and supervised by the Researchers, who shall have primary responsibility for the performance of the Research.

(b)           If the Researchers cease to supervise the Research for any reason, Yissum will so notify the Company, and Yissum shall endeavor to find a scientist or scientists acceptable to the Company to continue the supervision of the Research as a replacement Researcher.  If Yissum is unable to find such a scientist reasonably acceptable to the Company within sixty (60) days after such notice to the Company, the Company shall have the option to terminate the funding of the Research.  The Company shall promptly advise Yissum in writing if the Company so elects.  Such election shall terminate Yissum’s obligations to procure the Research and the Company may terminate this Agreement.

(c)           Every six (6) months Yissum shall provide the Company with written scientific reports describing the progress of the Research, as well as Research accomplishments and significant findings.  In addition, Yissum shall provide the Company with oral reports on a quarterly basis in which Yissum will update the Company on the progress of the Research, as well as Research accomplishments and significant findings.  Within thirty (30) days of the expiration of the Research Period, Yissum shall provide the Company with a report detailing the results and conclusions of the Research.  For the avoidance of doubt, Yissum shall have no obligation to prepare financial reports or budgets with respect to the Research.

(d)           The Researchers shall record, and shall cause all members of the Research Team to record, all Research Results, accomplishments and significant findings generated in the course of performing the Research in designated notebooks provided by the Company for this purpose in accordance with the Company’s guidelines.

(e)           In the event that the Company requires the performance of any additional research not included in the Research Program for the purpose of commercializing the Research Results or the Licensed Technology which is the subject matter of the License Agreement, the Company agrees to discuss with Yissum the possible performance thereof by Yissum.  For the avoidance of doubt, the parties understand and agree that the Company shall not be obligated to award the performance of such additional research to Yissum.

(f)           For the avoidance of doubt, the Agreement in general and this section in particular shall not constitute an obligation and/or confirmation on the part of Yissum that any commercially exploitable results and/or conclusions will be achieved in consequence of the performance of the Research.

3.           Finance of the Research

(a)           In consideration for the performance of the Research, the Company undertakes to pay Yissum the Research Fee in accordance with the terms of this Agreement.  The Research Fee shall be paid to Yissum in installments in accordance with the terms and conditions as detailed in Appendix “B”.

(b)           The provisions of this Agreement shall not prevent Yissum and/or the University and/or the Researchers from obtaining further finance or applying for Grants from other entities for the Research, provided that such entities shall not be granted rights in the Research and/or Research Results prejudicing the rights granted to the Company in accordance herewith.  Yissum shall notify the Company upon such application for and receiving any such funding, which notification shall include a copy of any agreements and/or notices awarding such funding.

(c)           The Company shall not, under any circumstances, apart from those set forth in section 2(b), above, cease the financing of the Research during the first year of the Research Period.  Subject to the foregoing, in the event that the License Agreement is terminated for any reason, the Company’s obligation to finance the Research shall terminate six (6) months from the later of (i) service of the notice of termination under the License Agreement; and (ii) the end of the first year of the Research Period;  provided that the Company shall pay for Research work carried out up until the date of termination, together with any irrevocable financial commitments made by Yissum in connection with the Research prior to the service of the notice of termination. Notwithstanding the foregoing, in no event will the Company’s financing obligations under this Agreement exceed the Research Period.

4.           Title; License

All rights in the Research Results shall be solely owned by Yissum, and shall be licensed to the Company Rx, Ltd.. pursuant to the terms of the License Agreement.  In the event that the Company does not accept a license to the Research Results, the Company shall notify Yissum in writing of such non-acceptance, and shall not have any further rights therein or thereto.

5.           Patents

The provisions of Sections 9.2 through 9.6, inclusive, and Section 10 of the License Agreement shall apply, mutatis mutandis, in respect of the Research Results and/or any part thereof.

6.           Confidentiality; Publications

(a)           The Research Results and any part thereof shall be deemed to be Confidential Information and the provisions of Section 11 of the License Agreement shall apply, mutatis mutandis, thereto.

(b)           The provisions of Section 12 of the License Agreement regarding publications shall apply, mutatis mutandis, to the Research Results and any part thereof.

(c)           Yissum shall cause all members of the Research Team to execute a team agreement in the form attached hereto as Appendix “C”.

7.           Term and Termination

(a)           The term of this Agreement shall commence on the date of execution hereof and, unless earlier terminated as provided in this Section 7, shall continue in full force and effect until the end of the Research Period.

(b)           In addition to the Company’s right to terminate this Agreement pursuant to Section 2(b) above, the Company may also terminate this Agreement immediately upon written notice to Yissum in the event that the License Agreement is terminated, subject to the Company’s payment obligations pursuant to Section 3(c).

(c)           Yissum shall be entitled to terminate this Agreement by prior written notice to the Company of at least thirty (30) days at any time in the event that the Company breaches any term hereof, including the payment of the Research Fee, and fails to cure such breach within such thirty (30) day period.

(d)           This Agreement shall automatically terminate in the event that the License Agreement is terminated pursuant to its terms.

8.         Miscellaneous

(a)           Except for the License Agreement signed between the parties hereto, this Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to same.

(b)           The provisions of Sections 13.3, 13.4 and 13.5 of the License Agreement regarding indemnity shall apply, mutatis mutandis, to the Research Results and any part thereof.

(c)           Sections 14.1, 14.2, and 15 through 18 of the License Agreement shall apply, mutatis mutandis, to this Agreement.

(d)           The following exhibits form an integral part of this Agreement:

Appendix A:	Research Program
Appendix B:	Research Fees and Payment Schedule
Appendix C:	Team Agreement

(e)           The Company shall disclose to Yissum any existing agreement and/or arrangement of any kind with any of the Researchers or the Research Team and or any representative thereof, and shall not enter any agreement and/or arrangement of any kind with the Researchers, or any of the Research Team or representative thereof, without the prior written consent of Yissum.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

In Witness whereof:

YISSUM RESEARCH DEVELOPMENT COMPANY
OF THE HEBREW UNIVERSITY OF JERUSALEM LTD.

By: /s/ Yaakov Michlin	By: /s/ Shosi Keynan

Name: Yaakov Michlin	Name: Shosi Keynan

Title: President and CEO	Title: VP Licensing Pharmaceuticals

Date: June 23, 2011	Date: June 23, 2011

BIOLINERX, LTD.

By: /s/ Philip Serlin	By: /s/ Kinneret Savitsky

Name: Philip Serlin	Name: Dr. Kinneret Savitsky

Title: Chief Financial & Operating Officer	Title: CEO

Date: June 23, 2011	Date: June 23, 2011

I the undersigned, Professor Hermona Soreq, have reviewed, am familiar with and agree to all of the above terms and conditions.  I hereby undertake to cooperate fully with Yissum in order to ensure their ability to fulfill their obligations hereunder, as set forth herein.

/s/ Hermona Soreq	June 23, 2011
Prof. Hermona Soreq	Date signed

Appendix A

Research Program

TO BE INSERTED

The Work Plan may be updated and amended quarterly by BioLineRx as necessary.

Appendix B

Research Fee & Payment Schedule

The Research Fee shall be as follows:
Þ	For the initial 12 months of Research Period - $100,000
Þ	For the subsequent 12 months of Research - $100,000

Yissum’s standard overhead costs (not to exceed 35% of the applicable Fee payment) shall be added to the above amounts.

Terms of Payment:

The Research Fee shall be payable in quarterly installments at the beginning of each quarter, against a valid invoice and the provision of the reports as per Section 2(c) of the Agreement.  The first installment shall be paid promptly after the date of execution of this Agreement against receipt of a valid invoice.

Appendix C

Team Agreement

I, the undersigned, acknowledge and confirm that the Hebrew University, by means of Yissum Research Development Company of The Hebrew University of Jerusalem (“Yissum”), has undertaken to perform certain research relating to the anti-biofilm/microbial technology (the “Research”), which is being funded by BioLineRX Ltd.(“BioLine”).

I hereby undertake to maintain in strict confidentiality and to do all in my power to prevent unauthorized use or disclosure of all Confidential Information brought to my knowledge regarding the above Research.  For the purpose of this letter of undertaking, “Confidential Information” means work, report of work, or any other information developed within the framework of the Research, or any scientific, technical, trade, business or other information provided to me by BioLine and/or Yissum regarding the Research designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential, whether in oral, written, graphic or machine-readable form. I further undertake to refrain from making public any Confidential Information, or from using (except for purposes of the approved project), presenting or disclosing in any other manner any such Confidential Information in writing and/or orally, without the express prior written consent of Yissum and BioLine, or – absent such consent – in accordance with the provisions of Section 12 of the License Agreement dated November 17th, 2010, between Yissum and BioLine Innovations Jerusalem, L.P., which are incorporated herein by reference.  This undertaking does not apply to (i) information already rightfully disclosed in publication, or which has otherwise rightfully become part of the public domain; or (ii) internal publications made in the Hebrew University of Jerusalem for its researchers and employees.

Signature	Date

Name and Israel I.D. /Passport Number